Teche
                                 HOLDING COMPANY
                               Franklin, Louisiana




FOR IMMEDIATE RELEASE, APRIL 21, 2005
For More Information Contact:
Patrick Little
President and CEO
(337) 560-7151

            TECHE HOLDING COMPANY ANNOUNCES EARNINGS GROWTH, FASTEST
                        GROWING BRANCH IN BANK'S HISTORY

         FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported second quarter net income of $0.66 per diluted share, an increase of $0.04, or 6.5% compared to the same quarter in fiscal 2004.

         The Bank also reported that total deposits at the Sherwood Forest Branch opened in November 2003 in Baton Rouge amounted to $28 million, an increase of 233%, making it the fastest growing branch in the history of the Bank.

         The Company reported the following key achievements including:

         * Total Deposits, in the past six months grew $55.3, million, or 12.8%, to $487.7 million, from $432.4 million. SmartGrowth Deposits grew $21 million.

         * Quarterly Net-Interest Income grew $773,000, or 17.8% over the past year, currently totaling $5.1 million, compared to $4.4 million in fiscal 2004.

         * New Loans in the past six months were $77.6 million, of which $68.4 million, or 88.1% were SmartGrowth loans.

         * Net Loans grew $33.3 million a six-months increase of 7.1% to $504.6 million. SmartGrowth Loans grew $40.9 million, or 16.6% over the past six months.

         * Commercial Loans grew $33 million, a six month increase of 51%, to $98.0 million.

         * Dividends increased to $0.23 per share compared to $0.19 per share in thesame quarter last year, an increase of 21.1%. Dividends have increased for eight consecutive quarters.

         * Total Assets grew $40.2 million to a record $693 million, a six-month increase of 6.1%.

Deposit Growth

    Total Deposits grew $55.3 million to $487.7 million, from $432.4 million, a six-month increase of 12.8%. SmartGrowth Deposits grew $21.3 million.

    "Deposit Growth has been outstanding thus far in fiscal 2005," said Little. "This has enabled us to reduce FHLB advances by approximately $14 million. We are especially pleased with the 11.0% growth in checking balances over the past six months."

Net Interest Income

     Net Interest Income amounted to $5.1 million compared to $4.4 million in the same quarter of fiscal 2004, an increase of $773,000 or 17.7% primarily due to increases in both deposit and loan balances.

     For the past six months, Net Interest Income amounted to $10.0 million compared to $8.4 million for the same period of fiscal 2004, an increase of $1.6 million, or 18.7%.

    "Our growth has already fueled increases in Net Interest Income," said Little. "It is gratifying to see such quick results from our expansion activities."

Provision For Loan Losses

    The provision for loan losses amounted to $30,000 and $60,000 for the quarter and six months ended March 31, 2005, compared to $15,000 and $30,000 the previous year, primarily due to growth in the loan portfolio.

SmartGrowth Loans and Deposits

     SmartGrowth loans, consisting of commercial loans, home equity loans, alternative mortgage loans and consumer loans, were $287.6 million, or 56.5% of total loans at March 31, 2005, compared to $246.7 million, or 51.9% at September 30, 2004, a six month increase of $40.9 million, or 16.6%.

     "For the past six months, we have achieved record growth in SmartGrowth loans," said Little. "We are especially pleased with our growth in Commercial Loans. The $33 million, or 50% increase, we have achieved is both a reflection of our focus on Commercial Loans and our ability to leverage our Retail Banking success. This marks another achievement in our transition from a thrift to a community bank."

     The Company's SmartGrowth Deposit Accounts, consisting of checking accounts, money market accounts, and savings accounts also showed solid growth. Total SmartGrowth Deposits grew $21.3 million to $231.5 million or 10.1% from $210.2 million at September 30, 2004.

     Asset quality remained strong as Non-performing Assets to Total Assets dropped to 0.45%, compared to 0.49% at September 30, 2004.

    "Our results this fiscal year show our progress toward a community bank model for our business," said Little. "We have approximately 40,000 checking accounts and have increased commercial loans 50% over the past six months. In 2004 we boosted our commercial loan department, increasing the number of our commercial loan officers in our larger markets and began operations in the Baton Rouge market. Our successful retail operations are giving us a solid foothold in the business community," stated Little.

Increase in Dividends

     Since June 12, 2003, the Company has increased dividends for eight consecutive quarters and currently pays $0.23 per share. The Company changed its dividend payout policy as a response to changes in the federal tax law.

Net Interest Margin

    Net interest margin amounted to 3.18% and 3.20% for the three and six month period ended March 2005, compared to 3.29% and 3.27% a year ago.

    "We are pleased that our net interest margin has remained relatively stable, even as our deposits and loans are experiencing strong growth," said Little. This has enabled us to grow Net Interest Income 18.7% over the last six months."

Branch Network Growth

    Teche added four additional branch offices in fiscal 2004, including two new offices in Baton Rouge and two offices as a result of the merger with St. Landry Financial Corporation in July 2004.

    Our Baton Rouge results were remarkable. At March 31, 2005, total deposits at the Sherwood Forest Office location amounted to $28 million, compared to $8.4 million a year ago, an increase of nearly $19.6 million, or 233%.

    At March 31, 2005, total deposits at the two St. Landry offices increased to $51.1 million, from $47.0 million last quarter, a single quarter increase of $4.1 million or 8.7%.

Non-interest Income

     Non-Interest Income for the quarter and six month period ended March 31, 2005, amounted to $2.8 million and $5.3 million respectively, or 35% and 34.4% of revenue.

     Deposit service charges amounted to 79.5% of total non-interest income for the quarter ended March 31, 2005.

     "Deposit fees continue to provide the Company with a stable and growing source of income, as has been the case for the past nine years," said Little."

     During the quarter the Company received a one-time distribution in the amount of $203,000 from its membership in Pulse EFT Association as a result of its merger with Discover Financial Services, Inc. This distribution is included in other income this quarter.

Non-Interest Expense

     Non-interest Expense amounted to $5.6 million and $10.8 million compared to $4.6 and $8.8 million for the quarter and six months ended March 31, 2004, primarily due to increased expenses associated with new branch offices and the merger with St. Landry Financial Corporation.

     The Company has estimated that audit and other professional fees together with certain other expenses would increase during the 2005 fiscal year by approximately $500,000. The Company has now revised the expense estimate to approximately $200,000. This estimated reduction in expenses is mainly the result of a one-year extension for the Section 404 reporting requirements of the Sarbanes-Oxley Act of 2002 for non-accelerated filers such as the Company.

Interest Rate Risk

     "Like many banks, we believe that we are presently prepared for a rise in interest rates," said Little. There are several items affecting Interest Rate Risk and Net Interest Margin, including the strength in non-interest income, prepayable advances from the Federal Home Loan Bank and the growth in SmartGrowth accounts.

     The bank currently has approximately $28 million in long term advances from the Federal Home Loan Bank, with average rates of approximately 7.5%, which are prepayable without penalty in 2005, beginning in May.

     In addition, SmartGrowth Deposits amount to 47.5% of total deposits and SmartGrowth loans amount to 56.5% of total loans at March 31, 2005.

     Teche Federal Bank is the fourth largest publicly traded bank based in Louisiana with over $693 million in assets. Teche Holding Company is the parent company of Teche Federal Bank, which operates eighteen offices in South Louisiana and serves over 50,000 customers. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange


     Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward- looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                              Statements of Income
                                   (UNAUDITED)



                                                          Three Months Ended                      Six Months Ended
                                                               March 31                               March 31


                                                           2005              2004             2005              2004
                                                           ----              ----             ----              ----

Interest Income                                       $   9,086         $   7,524       $   17,687          $ 14,784
Interest Expense                                          3,960             3,171            7,666             6,339
                                                      ---------         ---------       ----------          --------
Net Interest Income                                       5,126             4,353           10,021             8,445
                                                      ---------         ---------       ----------          --------
Provision for Loan Losses                                    30                15               60                30
Net Interest Income after
  Provision for Loan Losses                               5,096             4,338            9,961             8,415
Other Income                                              2,760             2,413            5,260             4,958
Other Expenses                                            5,590             4,595           10,819             8,813
                                                      ---------         ---------       ----------          --------
Income Before Gain on Sales of
  Securities and Income Taxes                             2,266             2,156            4,402             4,560
Gains on  Sales of Securities                                17                32               25                32
Income Taxes                                                743               700            1,439             1,469
                                                      ---------         ---------       ----------          --------
Net Income                                            $   1,540         $   1,488       $    2,988          $  3,123
                                                      =========         =========       ==========          ========

Selected Financial Data
-----------------------


Dividends Declared Per Share                              $0.23             $0.19            $0.45             $0.37
Basic Earnings Per Common Share                           $0.69             $0.67            $1.34             $1.40
Diluted Earnings Per Common Share                         $0.66             $0.62            $1.27             $1.31
Annualized Return on Avg. Assets                           0.89%             1.04%            0.89%             1.12%
Annualized Return on Avg. Equity                          10.26%            10.29%            9.95%            10.88%

Annualized Return on Avg.
 Tangible Equity (1)                                      11.16%            10.29%           10.82%            10.88%
Net Interest Margin                                        3.18%             3.29%            3.20%             3.27%
Non Interest Income/Avg. Assets                            1.60%             1.69%            1.56%             1.76%
Non Interest Expense/Avg. Assets                           3.24%             3.22%            3.22%             3.12%




(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax effected basis. The amount was calculated using the following information:

Annualized Return on Avg.
-------------------------
 Tangible Equity (1)
 -------------------


Average Stockholders' Equity                          $  60,040         $  57,837       $   60,070          $ 57,418
Less average goodwill and other intangible
  assets, net of related income taxes                     3,892                --            3,887                --
                                                      ---------         ---------       ----------          --------
Average Tangible Equity                               $  56,148         $  57,837       $   56,183          $ 57,418
                                                      =========         =========       ==========          ========

Net Income                                            $   1,540         $   1,488       $    2,988          $  3,123
Plus Amortization of core deposit
  Intangibles, net of related income taxes                   26                --               52                --
                                                      ---------         ---------       ----------          --------
Net Income, as adjusted                               $   1,566         $   1,488       $    3,040          $  3,123
                                                      =========         =========       ==========          ========


                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                                 Balance Sheets
                                   (UNAUDITED)
                                       at


                                                                               March 31, 2005           September 30, 2004

SmartGrowth Loans*                                                                 $287,628                    $246,717
Mortgage Loans**                                                                    221,370                     228,975
                                                                                   --------                    --------
                                                                                    508,998                     475,692
Allowance for Loan Losses                                                            (4,350)                     (4,365)
                                                                                   --------                    --------
Loans Receivable, Net                                                               504,648                     471,327

Cash and Securities                                                                 150,027                     144,498
Goodwill and Other Intangibles                                                        4,033                       4,008
Foreclosed Real Estate                                                                  756                         194
Other                                                                                33,727                      33,007
                                                                                   --------                    --------
TOTAL ASSETS                                                                       $693,191                    $653,034
                                                                                   ========

SmartGrowth Deposits***                                                            $231,483                    $210,168
Time Deposits                                                                       256,224                     222,249
                                                                                   --------                    --------
Total Deposits                                                                      487,707                     432,417

FHLB Advances                                                                       140,454                     154,439
Other Liabilities                                                                     5,084                       5,891
Stockholders' Equity                                                                 59,946                      60,287
                                                                                   --------                    --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                                               $693,191                    $653,034
                                                                                   ========                    ========

Ratio of Equity to Assets                                                              8.65%                       9.23%
Tangible Equity to Assets (2)                                                          8.13%                       8.69%
Book Value per Common Share                                                          $26.64                      $26.55
Tangible Book Value Per Common Share (2)                                             $24.92                      $24.85
Non-performing Assets/Total Assets                                                     0.45%                       0.49%
Shares Outstanding (in thousands)                                                     2,250                       2,271


*        Consumer, Commercial, Home Equity, and Alternative Mortgage Loans
**       Owner Occupied Conforming Mortgage Loans
***      Checking, Money Market and Savings Deposits

(2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization on a tax effected basis. The amount was calculated using the following information:


Stockholders' Equity                                                               $ 59,946                    $ 60,287
Less goodwill and other Intangible
  assets, net of related income taxes                                                 3,902                       3,845
                                                                                   --------                    --------
Tangible Stockholders' Equity                                                      $ 56,044                    $ 56,442
                                                                                   ========                    ========

Total Assets                                                                       $693,191                    $653,034
Less goodwill and other Intangible
  assets, net of related income taxes                                                 3,902                       3,845
                                                                                   --------                    --------
Total Tangible Assets                                                              $689,289                    $649,189
                                                                                   ========                    ========
